Exhibit 99

Of the 32,148 shares of common stock shown in Column 2 of Table I:

1) Includes 10,730 shares are held directly.

2) Includes performance-based restricted stock unit awards under Issuer's 2011 Stock Award and Incentive Plan that provides for vesting rates based on certain performance-based criteria:
	a. 1,020* shares granted on 10/17/19, with a three-year performance period (9/1/2019 - 8/31/22);
	b. 765* shares granted on 11/7/19, with a three-year performance period (9/1/2019 - 8/31/22); and
	c. 7,840* shares granted on 10/15/20, with a three-year performance period (9/1/2020 - 8/31/23).

3) Includes time-based restricted stock unit awards under the Issuer's 2011 Stock Award and Incentive Plan:
	a. 960 shares granted on 10/17/19, which will vest on 10/17/22; and
	b. 3,143 shares granted on 10/15/20, of which 1,347 units will vest on 10/15/22 and 1,796 units will vest on 10/15/23.

4) Includes performance-based restricted stock unit awards under the Issuer's
2021 Equity Incentive Plan that provides for vesting rates based on certain performance-based criteria:
	a. 4,900* shares granted on 10/21/21, with a three-year performance period (9/1/2021 -8/31/24).

5) Includes time-based restricted stock unit awards under the Issuer's 2021
Equity Incentive Plan:
	a. 2,790 shares granted on 10/21/21, of which 837 units will vest on the first anniversary, 837 units will vest on the second anniversary and 1,116 will vest on the third anniversary of the grant date.

*Each RSU represents the right to receive one share of Issuer's Common Stock at vesting. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.